Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG REPORTS SECOND QUARTER 2016 RESULTS

RETURN ON EQUITY INCREASES TO 8.6% FROM 6.8%

BOARD OF DIRECTORS AUTHORIZES REPURCHASE OF $3.0 BILLION OF ADDITIONAL SHARES OF AIG COMMON STOCK

NEW YORK, August 2, 2016 – American International Group, Inc. (NYSE: AIG) today reported net income of $1.9 billion, or $1.68 per diluted share, for the second quarter of 2016, compared to $1.8 billion, or $1.32 per diluted share, in the prior-year quarter.

After-tax operating income was $1.1 billion, or $0.98 per diluted share, for the second quarter of 2016, compared to $1.9 billion, or $1.39 per diluted share, in the prior-year quarter.

“AIG’s second quarter results show strong improvement towards all the goals the Board and I announced in January,” said Peter D. Hancock, AIG President and Chief Executive Officer. “We have executed more quickly and smoothly than expected and our confidence in reaching our 2017 financial targets is high as our earnings become more sustainable.”

Year-over-year comparisons of net income and after-tax operating income were impacted by an adverse change in net loss reserve discount on workers’ compensation reserves of $455 million after tax, or $0.36 per diluted share. Year-over-year comparisons of net income and after-tax operating income also were impacted by a decline in earnings from market sensitive assets of $631 million after tax, or $0.44 per diluted share. This decline reflects the strong returns on market sensitive assets in the second quarter of 2015, as well as the impact of sales of assets as part of the plan to return capital to shareholders. The year-over-year comparison for net income was also favorably impacted by an increase in net realized capital gains of $576 million after tax, or $0.52 per diluted share.

Second Quarter Operating Highlights

ROE expansion - Return on Equity (ROE) was 8.6%, up from 6.8% in the prior-year quarter. Normalized ROE improved to 8.8% from 6.7% in the prior-year quarter. Both metrics benefited from operating margin improvement and a lower capital base from the active return of capital to shareholders.

FOR IMMEDIATE RELEASE

Continued Commercial underwriting improvements - While higher catastrophe losses and the use of a lower discount rate for reserves contributed 11.6 points to the Commercial Property Casualty loss ratio of 75.0, our strategic actions improved the Accident Year Loss ratio, as adjusted, by 4.2 points from the prior-year quarter to 62.4, which is a 3.8 point improvement from the full year of 2015.

Consumer expense discipline - Strategic actions to reduce expenses in Consumer, particularly in Personal Insurance, drove improved operating margins. The Personal Insurance expense ratio declined by 7.0 points to 40.0 from the prior-year quarter.

Ongoing firm-wide focus on efficiency – For the first six months of 2016, general operating and other expenses declined 7% from the prior year. General operating expenses, operating basis, excluding the impact of foreign exchange, declined 11% from the prior year. The improvement was largely driven by lower employee-related expenses, benefits rationalization and professional fee declines.

Legacy actions underway - AIG continued to move forward on its action plan for managing its Legacy portfolio, a key contributor to AIG’s capital return target. Monetizations of Legacy assets totaled $4.3 billion over the last three quarters consistent with our continuing strategy to focus capital on core operations while optimizing the value realized from the transfer or sale of assets and liabilities.

Book value per share growth - Benefiting from the impact of lower interest rates on AOCI, earnings growth and accretive share repurchases, book value per share of $83.08 grew 6% during the quarter. Book value per share, excluding AOCI and DTA, including dividend growth grew 5% to $61.78, during the quarter.

Second Quarter Capital & Other Highlights

Total capital returned to shareholders was $3.2 billion and included $2.8 billion of repurchases of AIG Common Stock, $90 million of warrant repurchases and $350 million in shareholder dividends. From the end of the second quarter through August 2, 2016, AIG repurchased an additional $698 million of AIG Common Stock resulting in a total year to date capital return of $7.9 billion.

On August 2, 2016, the Board of Directors authorized the repurchase of additional shares of AIG Common Stock with an aggregate purchase price of up to $3.0 billion, which increased AIG’s remaining share repurchase authorization on such date to approximately $4.0 billion. On August 2, 2016, AIG’s Board of Directors declared a quarterly dividend of $0.32 per share. AIG Parent liquidity was $6.7 billion at June 30, 2016.

Pre-tax realized capital gains in the second quarter were $1.0 billion and included $928 million of gains from the sale of shares in PICC Property and Casualty Company Limited. Gross proceeds received by the Non-Life Insurance Companies from the sale were approximately $1.25 billion, of which $448 million was remitted to AIG Parent in the form of dividends and tax sharing payments.

FOR IMMEDIATE RELEASE

“I want to thank our employees for their hard work and client focus while embracing widespread change in our management structure, asset and liability mix and operating workflow. Together we are reshaping AIG, investing in talent and technology to become our clients’ most valued insurer,” said Mr. Hancock.

SECOND QUARTER FINANCIAL SUMMARY*

	Three Months Ended June 30,
($ in millions, except per share amounts)	2016	2015	Change
Net income	$1,913	$1,800	6%
Earnings per diluted share	$1.68	$1.32	27
After-tax operating income	$1,113	$1,893	(41)
After-tax operating income per diluted common share	$0.98	$1.39	(29)
ROE	8.6%	6.8%
ROE – after tax operating income, ex AOCI	5.4%	7.8%
ROE – after tax operating income, ex AOCI & DTA	6.7%	9.3%
Normalized ROE, ex AOCI & DTA	8.8%	6.7%

	June 30,	March 31,		December 31,
	2016	2016	Change	2015	Change
Period end:
Book value per common share	$83.08	$78.28	6%	$75.10	11%
Book value per common share, ex AOCI	75.45	73.40	3	72.97	3
Book value per common share, ex AOCI & DTA	61.03	58.52	4	58.94	4
Book value per common share, ex AOCI & DTA, including dividend growth	61.78	59.05	5	59.26	4

*	Refer to the Comments on Regulation G and the tables that follow for a discussion of non-GAAP and other financial measures and the reconciliations of the non-GAAP financial measures to GAAP measures.

FOR IMMEDIATE RELEASE

SEGMENT RESULTS

All operating segment comparisons that follow are to the second quarter of 2015 unless otherwise noted.

COMMERCIAL INSURANCE

PROPERTY CASUALTY

	Three Months Ended June 30,
($ in millions)	2016	2015	Change
Net premiums written	$4,424	$5,583	(21)%
Net premiums earned	4,649	5,102	(9)
Underwriting income (loss)	(100)	61	NM
Net investment income	891	1,131	(21)

Pre-tax operating income	$791	$1,192	(34)

Underwriting ratios:
Loss ratio	75.0	70.8	4.2	pts
Catastrophe losses and reinstatement premiums	(7.5)	(4.1)	(3.4)
Prior year development net of premium adjustments	(1.0)	(5.3)	4.3
Net reserve discount benefit (charge)	(4.1)	5.2	(9.3)

Accident year loss ratio, as adjusted	62.4	66.6	(4.2)

Acquisition ratio	15.4	15.1	0.3
General operating expense ratio	11.7	12.9	(1.2)

Expense ratio	27.1	28.0	(0.9)

Combined ratio	102.1	98.8	3.3
Catastrophe losses and reinstatement premiums	(7.5)	(4.1)	(3.4)
Prior year development net of premium adjustments	(1.0)	(5.3)	4.3
Net reserve discount benefit (charge)	(4.1)	5.2	(9.3)

Accident year combined ratio, as adjusted	89.5	94.6	(5.1)

Catastrophe-related losses	$353	$209	69%
Severe losses	130	184	(29)
Prior year loss reserve development (favorable) unfavorable, net of reinsurance and premium adjustments	58	279	(79)
Net reserve discount charge (benefit)	191	(270)	NM

Property Casualty pre-tax operating income declined to $791 million, primarily reflecting the strong level of alternative investment income in the second quarter of 2015, as well as an underwriting loss in the current quarter driven by the effect of net loss reserve discount and higher catastrophe losses. The higher loss ratio was partially offset by a lower expense ratio. The current quarter loss ratio included a net loss reserve discount charge of $191 million compared to a net loss reserve discount benefit of $270 million in the prior-year quarter. In addition, catastrophe losses were $353 million, up from $209 million in the prior-year quarter. Pre-tax operating income benefited from an improvement in accident year losses and lower net adverse prior year loss reserve development.

FOR IMMEDIATE RELEASE

Property Casualty net adverse prior year loss reserve development, including premium adjustments, was $58 million and included a $100 million reserve charge associated with industry-wide rulings in Florida courts during the quarter that have increased the potential liability for workers’ compensation claims in that state by reversing certain aspects of regulations in place since 2003. Excluding this charge, Property Casualty reserves developed favorably during the quarter.

The improvement in the accident year loss ratio, as adjusted, reflected the continued execution of our strategy to enhance risk selection, improve underwriting discipline and manage exposures, including the use of reinsurance, and lower overall severe losses. The accident year loss ratio, as adjusted, improved in Casualty, reflecting the non-renewal of certain underperforming classes of business, as well as the effect of reinsurance. Financial Lines improved across all regions due to our pricing discipline and Specialty benefited from lower severe and attritional losses. These declines in the accident year losses were partially offset by an increase in Property severe and attritional losses.

The expense ratio declined 0.9 points largely driven by a reduction in the general operating expense ratio of 1.2 points due to lower employee-related costs resulting from ongoing actions to streamline our management structure and general cost containment measures.

In line with our planned portfolio optimization efforts, net premiums written decreased 21%, or 20% excluding the impact of foreign exchange. This decrease was primarily due to the continued execution of our strategy to enhance risk selection in our Casualty and Property product portfolios, the non-renewal of certain underperforming classes of business, the increased use of reinsurance, and adherence to our underwriting discipline in competitive market conditions.

FOR IMMEDIATE RELEASE

MORTGAGE GUARANTY

	Three Months Ended June 30,
($ in millions)	2016	2015	Change
Net premiums written	$244	$277	(12)%
Net premiums earned	239	226	6
Underwriting income	151	122	24
Net investment income	36	35	3

Pre-tax operating income	$187	$157	19

Underwriting ratios:
Loss ratio	10.5	19.5	(9.0	) pts
Prior year loss development	5.0	7.5	(2.5)

Accident year loss ratio, as adjusted	15.5	27.0	(11.5)

Acquisition ratio	8.8	8.8	—
General operating expense ratio	17.6	17.7	(0.1)

Expense ratio	26.4	26.5	(0.1)

Combined ratio	36.9	46.0	(9.1)
Prior year loss development	5.0	7.5	(2.5)

Accident year combined ratio, as adjusted	41.9	53.5	(11.6)

Prior year loss reserve development (favorable)	$(12)	$(17)	29%
New insurance written, domestic first-lien	$12,985	$15,190	(15)
Primary delinquency ratio	2.9%	3.6%	(19)

Select Balance Sheet & other data:
Shareholders’ equity (at period end)	$3,468	$3,247	7
First-lien primary insurance in force	$186,406	$174,250	7
In-force count	914,646	879,045	4

Mortgage Guaranty is primarily composed of the operations of United Guaranty Corporation. Mortgage Guaranty’s pre-tax operating income increased to $187 million, primarily due to the decline in incurred losses from lower delinquency rates, higher cure rates and an increase in premiums earned from the growth in policies in-force.

Domestic first-lien new insurance written decreased 15% to approximately $13.0 billion, largely due to strong refinancing activity in early 2015. New business written in the second quarter of 2016 had an average FICO score of 742 and an average loan-to-value ratio of 92%, compared to an average FICO score of 752 and an average loan-to-value ratio of 91% in the prior-year quarter.

As of June 30, 2016, Mortgage Guaranty had estimated available assets under the Private Mortgage Insurer Eligibility Requirements of $3.3 billion compared to minimum required assets of $2.9 billion.

FOR IMMEDIATE RELEASE

INSTITUTIONAL MARKETS

	Three Months Ended June 30,
($ in millions)	2016	2015	Change
Operating revenues:
Premiums	$215	$643	(67)%
Policy fees	50	50	0
Net investment income	430	479	(10)

Total operating revenues	695	1,172	(41)

Benefits and expenses	585	1,021	(43)

Pre-tax operating income	$110	$151	(27)

Premiums and deposits:
Premiums	$215	$643	(67)
Deposits	288	26	NM
Other	3	11	(73)

Total premiums and deposits	$506	$680	(26)

Institutional Markets pre-tax operating income declined to $110 million, primarily due to lower net investment income, reflecting lower income on alternative investments. The decreases in premiums, and benefits and expenses were primarily due to a large terminal funding annuity issued in the prior-year quarter. The decrease in premiums and deposits was partially offset by a $254 million funding agreement issued in the current quarter.

FOR IMMEDIATE RELEASE

CONSUMER INSURANCE

RETIREMENT

	Three Months Ended June 30,
($ in millions)	2016	2015	Change
Operating revenues:
Premiums	$52	$44	18%
Policy fees	272	277	(2)
Net investment income	1,567	1,618	(3)
Advisory fee and other income	318	526	(40)

Total operating revenues	2,209	2,465	(10)

Benefits and expenses	1,468	1,661	(12)

Pre-tax operating income	$741	$804	(8)

Premiums and deposits(1):
Premiums	$52	$44	18
Deposits	6,377	6,046	5
Other	2	(20)	NM

Total premiums and deposits(1)	$6,431	$6,070	6

(1)	Excludes activity related to closed blocks of fixed and variable annuities.

Retirement pre-tax operating income declined to $741 million, primarily due to lower net investment income on alternative investments, partially offset by a decrease in employee-related expenses. Premiums grew due to higher immediate annuity premiums in the Fixed Annuities product line. Premiums and deposits grew to $6.4 billion, primarily due to higher sales in Fixed Annuities, Retail Mutual Funds and Group Retirement. The growth in sales and lower Group Retirement surrenders were the primary drivers of an improvement in net flows, which were up $422 million from the prior-year quarter.

FOR IMMEDIATE RELEASE

LIFE

	Three Months Ended June 30,
($ in millions)	2016	2015	Change
Operating revenues:
Premiums	$762	$702	9%
Policy fees	371	362	2
Net investment income	542	551	(2)
Other income	15	17	(12)

Total operating revenues	1,690	1,632	4

Benefits and expenses	1,506	1,483	2

Pre-tax operating income	$184	$149	23

Premiums and deposits:
Premiums	$762	$702	9
Deposits	372	380	(2)
Other	183	167	10

Total premiums and deposits	$1,317	$1,249	5

Gross life insurance in force, end of period	1,033,691	1,016,632	2

Life pre-tax operating income increased to $184 million, primarily due to more favorable mortality experience and lower domestic employee-related expenses, partially offset by lower net investment income on alternative investments. Growth in premiums, and in premiums and deposits, excluding the effect of foreign exchange, was 8% and 5%, respectively, which was principally driven by growth in international life and health.

FOR IMMEDIATE RELEASE

PERSONAL INSURANCE

	Three Months Ended June 30,
($ in millions)	2016	2015	Change
Net premiums written	$2,922	$2,930	—%
Net premiums earned	2,862	2,806	2
Underwriting income	126	7	NM
Net investment income	53	63	(16)

Pre-tax operating income (loss)	$179	$70	156

Underwriting ratios:
Loss ratio	55.7	52.7	3.0	pts
Catastrophe losses and reinstatement premiums	(2.1)	(0.5)	(1.6)
Prior year development net of premium adjustments	1.4	0.6	0.8

Accident year loss ratio, as adjusted	55.0	52.8	2.2

Acquisition ratio	25.9	27.9	(2.0)
General operating expense ratio	14.1	19.1	(5.0)

Expense ratio	40.0	47.0	(7.0)

Combined ratio	95.7	99.7	(4.0)
Catastrophe losses and reinstatement premiums	(2.1)	(0.5)	(1.6)
Prior year development net of premium adjustments	1.4	0.6	0.8

Accident year combined ratio, as adjusted	95.0	99.8	(4.8)

Catastrophe-related losses	$59	$16	269%
Severe losses	16	—	NM
Prior year loss reserve development (favorable) unfavorable, net of reinsurance and premium adjustments	(39)	(17)	(129)

Personal Insurance pre-tax operating income grew to $179 million, reflecting improved underwriting results. The lower combined ratio was driven by an improvement in the expense ratio, partially offset by an increase in the loss ratio.

The increase in the loss ratio reflected higher catastrophe losses, partially offset by increased net favorable prior year loss reserve development. The increase in the accident year loss ratio, as adjusted, was primarily driven by a single large loss event impacting the personal property business in the U.S.

The improvement in the acquisition ratio reflected lower direct marketing expenses. The decrease in the general operating expense ratio primarily reflected lower employee-related expenses arising from organizational realignment activities together with lower strategic investment expenditures.

Net premiums written were broadly flat. Excluding the effects of foreign exchange, net premiums written decreased slightly due to a decline in automobile and personal property, partially offset by an increase in warranty service programs.

FOR IMMEDIATE RELEASE

CORPORATE AND OTHER

	Three Months Ended June 30,
($ in millions)	2016	2015	Change
Pre-tax operating income (loss):
Equity in pre-tax operating earnings of AerCap	$—	$127	NM %
Fair value of PICC investments	(44)	170	NM
Income from other assets, net	215	509	(58)
Corporate general operating expenses	(289)	(268)	(8)
Interest expense	(261)	(278)	6
Run-off insurance lines	(164)	110	NM
Consolidation and elimination	(1)	2	NM

Pre-tax operating income (loss)	$(544)	$372	NM

Corporate and Other reported a pre-tax operating loss of $544 million compared to pre-tax operating income of $372 million in the prior-year quarter, primarily due to lower earnings on Legacy investments at AIG Parent, for which the fair value option was elected, as well as the absence of equity earnings from shares in AerCap Holdings N.V., which was divested in 2015. Additionally, a net loss reserve discount charge associated with run-off insurance lines was recorded in the current quarter compared to a net loss reserve discount benefit in the prior-year quarter.

CONFERENCE CALL

AIG will host a conference call tomorrow, Wednesday, August 3, 2016, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Relations section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may address, among other things, AIG’s: exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, sovereign bond issuers, the energy sector and currency exchange rates;

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exposure to European governments and European financial institutions; strategy for risk management; sales of businesses; restructuring of business operations; generation of deployable capital; anticipated business or asset divestitures or monetizations; anticipated organizational and business changes; strategies to increase return on equity and earnings per common share; strategies to grow net investment income, efficiently manage capital, grow book value per share, and reduce expenses; anticipated restructuring charges and annual cost savings; strategies for customer retention, growth, product development, market position, financial results and reserves; and subsidiaries’ revenues and combined ratios. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; negative impacts on customers, business partners and other stakeholders; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a nonbank systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; AIG’s ability to successfully manage run-off insurance portfolios; AIG’s ability to successfully reduce costs and expenses and make business and organizational changes without negatively impacting client relationships or AIG’s competitive position; AIG’s ability to successfully dispose of or monetize, businesses or assets; judgments concerning the recognition of deferred tax assets; judgments concerning estimated restructuring charges and estimated cost savings; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, Part I, Item 2. MD&A and Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2015. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Nothing in this press release or in any oral statements made in connection with this press release is intended to constitute, nor shall it be deemed to constitute, an offer of any securities for sale or the solicitation of an offer to purchase any securities in any jurisdiction.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Second Quarter 2016 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

FOR IMMEDIATE RELEASE

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income (AOCI), Book Value Per Common Share Excluding AOCI and Deferred Tax Assets (DTA) and Book Value Per Common Share Excluding AOCI and DTA and Including Dividend Growth are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Book Value Per Common Share. Book Value Per Common Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding. Book Value Per Common Share Excluding AOCI and DTA is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA, by Total common shares outstanding. Book Value Per Common Share Excluding AOCI and DTA and including dividend growth is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA, and including growth in quarterly dividends above $0.125 per share to shareholders, by Total common shares outstanding.

Return on Equity – After-tax Operating Income Excluding AOCI and Return on Equity – After-tax Operating Income Excluding AOCI and DTA are used to show the rate of return on shareholders’ equity. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of its available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Return on Equity. Return on Equity – After-tax Operating Income Excluding AOCI is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI. Return on Equity – After-tax Operating Income Excluding AOCI and DTA is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI and DTA.

Normalized Return on Equity, Excluding AOCI and DTA (Normalized ROE) further adjusts Return on Equity – After-tax Operating Income, Excluding AOCI and DTA for the effects of certain volatile or market-related items. AIG believes this measure is useful to investors because it presents the trends in AIG’s consolidated return on equity without the impact of certain items that

FOR IMMEDIATE RELEASE

can experience volatility in AIG’s short-term results. Normalized Return on Equity, Excluding AOCI and DTA is derived by excluding the following tax adjusted effects from Return on Equity – After-tax Operating Income, Excluding AOCI and DTA: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii) Direct Investment Book (DIB) and Global Capital Markets (GCM) returns; fair value changes on PICC investments; update of actuarial assumptions; net reserve discount change; Life insurance incurred but not reported death claim charge; and prior year loss reserve development.

AIG uses the following operating performance measures because it believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

After-tax operating income attributable to AIG is derived by excluding the following items from net income attributable to AIG. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. For example, certain ratios and other metrics described below: income or loss from discontinued operations; income and loss from divested businesses (including gain on the sale of International Lease Finance Corporation (ILFC) and certain post-acquisition transaction expenses incurred by AerCap Holdings N.V. (AerCap) in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and related tax effects); legacy tax adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments; non-operating litigation reserves and settlements; reserve development related to non-operating run-off insurance business; restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization; deferred income tax valuation allowance releases and charges; changes in fair value of securities used to hedge guaranteed living benefits; changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses; other income and expense — net, related to Corporate and Other runoff insurance lines; loss on extinguishment of debt; net realized capital gains and losses; and non-qualifying derivative hedging activities, excluding net realized capital gains and losses. See page 17 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

Operating revenue excludes Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes).

General operating expenses, operating basis (GOE), is derived by making the following adjustments to general operating and other expenses: include (i) loss adjustment expenses, reported as policyholder benefits and losses incurred and (ii) certain investment and other expenses reported as net investment income, and exclude (i) advisory fee expenses, (ii) non-deferrable insurance commissions, (iii) direct marketing and acquisition expenses, net of deferrals, (iv) non-operating

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litigation reserves and (v) other expense related to a retroactive reinsurance agreement. AIG also derive General operating expense savings on a gross basis, which represents changes during the period in General operating expenses, operating basis, before the effect of additional investments made during the period. AIG uses general operating expenses, operating basis, because it believes it provides a more meaningful indication of its ordinary course of business operating costs.

AIG uses the following operating performance measures within its Commercial Insurance and Consumer Insurance reportable segments as well as Corporate and Other.

Commercial Insurance: Property Casualty and Mortgage Guaranty; Consumer Insurance: Personal Insurance

Pre-tax operating income: includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, other income and expense — net, and non-operating litigation reserves and settlements. Underwriting income and loss is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, acquisition expenses and general operating expenses.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact in excess of $10 million each. Catastrophes also include certain man-made events, such as terrorism and civil disorders that meet the $10 million threshold. AIG believes the as adjusted ratios are meaningful measures of its underwriting results on an on-going basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Commercial Insurance: Institutional Markets; Consumer Insurance: Retirement and Life

Pre-tax operating income is derived by excluding the following items from pre-tax income: changes in fair value of securities used to hedge guaranteed living benefits; net realized capital gains and losses; changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses; and non-operating litigation reserves and settlements.

FOR IMMEDIATE RELEASE

Premiums and deposits includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts and mutual funds.

Corporate and Other

Pre-tax operating income and loss is derived by excluding the following items from pre-tax income and loss: loss on extinguishment of debt; net realized capital gains and losses; changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses; income and loss from divested businesses, including Aircraft Leasing; net gain or loss on sale of divested businesses (including gain on the sale of ILFC and certain post-acquisition transaction expenses incurred by AerCap in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and AIG’s share of AerCap’s income taxes); non-operating litigation reserves and settlements; reserve development related to non-operating run-off insurance business; and restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization.

Results from discontinued operations are excluded from all of these measures.

#        #        #

American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today we provide a wide range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services to customers in more than 100 countries and jurisdictions. Our diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

Reconciliations of Pre-tax and After-tax Operating Income (Loss)

	Three Months Ended June 30,
	2016			2015
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Operating income, including noncontrolling interests	$1,620	$503	$1,117	$2,868	$985	$1,883
Noncontrolling interest	—	—	(4)	—	—	10

Operating income, net of noncontrolling interests	1,620	503	1,113	2,868	985	1,893
Adjustments:
Uncertain tax positions and other tax adjustments	—	(63)	63	—	(49)	49
Deferred income tax valuation allowance releases (charges)	—	35	(35)	—	(40)	40
Changes in fair value of securities used to hedge guaranteed living benefits	120	42	78	(87)	(30)	(57)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(64)	(22)	(42)	(28)	(10)	(18)
Other (income) expense – net	5	2	3	—	—	—
Loss on extinguishment of debt	(7)	(2)	(5)	(342)	(120)	(222)
Net realized capital gains	1,042	380	662	126	46	80
Noncontrolling interest on net realized capital gains	—	—	(7)	—	—	(1)
Income (loss) from discontinued operations	—	—	(10)	—	—	16
Income (loss) from divested businesses	225	79	146	(34)	(23)	(11)
Non-operating litigation reserves and settlements	7	2	5	49	18	31
Restructuring and other costs	(90)	(32)	(58)	—	—	—

Pre-tax income/net income attributable to AIG	$2,858	$924	$1,913	$2,552	$777	$1,800

	Six Months Ended June 30,
	2016			2015
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Operating income, including noncontrolling interests	$2,574	$686	$1,888	$5,395	$1,810	$3,585
Noncontrolling interest	—	—	(2)	—	—	(1)

Operating income, net of noncontrolling interests	2,574	686	1,886	5,395	1,810	3,584
Adjustments:
Uncertain tax positions and other tax adjustments	—	142	(142)	—	(91)	91
Deferred income tax valuation allowance releases (charges)	—	(2)	2	—	53	(53)
Changes in fair value of securities used to hedge guaranteed living benefits	253	89	164	(43)	(15)	(28)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(24)	(8)	(16)	(82)	(29)	(53)
Other (income) expense – net	12	4	8	—	—	—
Loss on extinguishment of debt	(90)	(32)	(58)	(410)	(144)	(266)
Net realized capital gains (losses)	(64)	(7)	(57)	1,467	515	952
Noncontrolling interest on net realized capital gains (losses)	—	—	11	—	—	1
Income (loss) from discontinued operations	—	—	(57)	—	—	17
Income (loss) from divested businesses	223	78	145	(55)	(42)	(13)
Non-operating litigation reserves and settlements	38	13	25	56	20	36
Restructuring and other costs	(278)	(97)	(181)	—	—	—

Pre-tax income/net income attributable to AIG	$2,644	$866	$1,730	$6,328	$2,077	$4,268

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share data)

Summary of Key Financial Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
			% Inc.			% Inc.
	2016	2015	(Dec.)	2016	2015	(Dec.)
Income (loss) per common share:
Basic
Income from continuing operations	$1.73	$1.34	29.1%	$1.57	$3.16	(50.3)%
Income (loss) from discontinued operations	(0.01)	0.01	NM	(0.05)	0.01	NM

Net income attributable to AIG	$1.72	$1.35	27.4	$1.52	$3.17	(52.1)

Diluted
Income from continuing operations	$1.69	$1.31	29.0	$1.54	$3.09	(50.2)
Income (loss) from discontinued operations	(0.01)	0.01	NM	(0.05)	0.01	NM

Net income attributable to AIG	$1.68	$1.32	27.3	$1.49	$3.10	(51.9)

After-tax operating income attributable to AIG per diluted share	$0.98	$1.39	(29.5)%	$1.62	$2.60	(37.7)%
Weighted average shares outstanding:
Basic	1,113.6	1,329.2		1,135.1	1,347.5
Diluted	1,140.0	1,365.4		1,163.1	1,376.3
Return on equity (a)	8.6%	6.8%		3.9%	8.0%
Return on equity - after-tax operating income, excluding AOCI (b)	5.4%	7.8%		4.5%	7.4%
Return on equity - after-tax operating income, excluding AOCI and DTA (c)	6.7%	9.3%		5.6%	8.8%

As of period end:	June 30, 2016	March 31, 2016	December 31, 2015
Total AIG shareholders’ equity	$89,946	$88,518	$89,658
Accumulated other comprehensive income	8,259	5,525	2,537

Total AIG shareholders’ equity, excluding AOCI	81,687	82,993	87,121
Deferred tax assets	15,614	16,825	16,751

Total AIG shareholders’ equity, excluding AOCI and DTA	66,073	66,168	70,370
Add: Cumulative quarterly common stock dividends above $0.125 per share	814	599	378

Total AIG shareholders’ equity, excluding AOCI and DTA, including dividend growth	$66,887	$66,767	$70,748

As of period end:	June 30, 2016	March 31, 2016	% Inc. (Dec.)	December 31, 2015	% Inc. (Dec.)
Book value per common share (d)	$83.08	$78.28	6.1%	$75.10	10.6%
Book value per common share excluding AOCI (e)	$75.45	$73.40	2.8	$72.97	3.4
Book value per common share excluding AOCI and DTA (f)	$61.03	$58.52	4.3	$58.94	3.5
Book value per common share excluding AOCI and DTA, including dividend growth (g)	$61.78	$59.05	4.6%	$59.26	4.3%
Total common shares outstanding	1,082.7	1,130.7		1,193.9

Financial highlights - notes

(a)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes AOCI and DTA.
(b)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes DTA.
(c)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI and DTA.
(d)	Represents total AIG shareholders’ equity divided by Total common shares outstanding.
(e)	Represents total AIG shareholders’ equity, excluding AOCI, divided by Total common shares outstanding.
(f)	Represents total AIG shareholders’ equity, excluding AOCI and DTA, divided by Total common shares outstanding.
(g)	Represents total AIG shareholders’ equity, excluding AOCI and DTA, and including growth in quarterly dividends above $0.125 per share to shareholders, divided by Total common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of General Operating Expenses, Operating basis to General Operating and Other Expenses, GAAP basis

	Three Months Ended June 30,			Six Months Ended June 30,
			% Inc.			% Inc.
	2016	2015	(Dec.)	2016	2015	(Dec.)
Total general operating expenses, Operating basis	$2,439	$2,942	(17.1)%	$5,031	$5,726	(12.1)%
Loss adjustment expenses, reported as policyholder benefits and losses incurred	(350)	(428)	18.2	(691)	(851)	18.8
Advisory fee expenses	173	341	(49.3)	490	673	(27.2)
Non-deferrable insurance commissions	121	126	(4.0)	243	254	(4.3)
Direct marketing and acquisition expenses, net of deferrals	133	101	31.7	277	241	14.9
Investment expenses reported as net investment income and other	(15)	(19)	21.1	(30)	(39)	23.1

Total general operating and other expenses included in pre-tax operating income	2,501	3,063	(18.3)	5,320	6,004	(11.4)
Restructuring and other costs	90	—	NM	278	—	NM
Other expense related to retroactive reinsurance agreement	(5)	—	NM	(12)	—	NM
Non-operating litigation reserves	—	27	NM	3	35	(91.4)

Total general operating and other expenses, GAAP basis	$2,586	$3,090	(16.3)%	$5,589	$6,039	(7.5)%

Reconciliations of Normalized and After-tax Operating Income Return on Equity, Excluding AOCI and DTA

	Three Months Ended				Three Months Ended
	June 30, 2016				June 30, 2015
		Tax				Tax
	Pre-tax	Effect	After-tax	ROE	Pre-tax	Effect	After-tax	ROE
Return on Equity			$1,913	8.6%			$1,800	6.8%
Return on equity - after-tax operating income, excluding AOCI and DTA (a)	$1,620	$503	$1,113	6.7%	$2,868	$985	$1,893	9.3%
Adjustments to arrive at Normalized Return on Equity, Excluding AOCI and DTA:
Catastrophe losses above (below) expectations	160	56	104	0.6	(39)	(14)	(25)	(0.1)
(Better) worse than expected alternative returns	5	1	4	—	(179)	(63)	(116)	(0.6)
(Better) worse than expected DIB & GCM returns	(42)	(14)	(28)	(0.1)	(312)	(109)	(203)	(1.0)
Fair value changes on PICC investments	85	30	55	0.3	(224)	(78)	(146)	(0.7)
Net reserve discount change	300	105	195	1.2	(400)	(140)	(260)	(1.3)
Life Insurance - IBNR death claims	—	—	—	—	—	—	—	—
Unfavorable prior year loss reserve development	29	10	19	0.1	329	115	214	1.1

Normalized Return on Equity, excluding AOCI and DTA	$2,157	$691	$1,462	8.8%	$2,043	$696	$1,357	6.7%

Average AIG Shareholders’ equity				$89,232				$106,119
Less: Average AOCI				6,892				9,139
Less: Average DTA				16,220				15,428
Effect of normalization on equity				175				(269)

Normalized Average AIG Shareholders’ equity, excluding average AOCI and DTA				$66,295				$81,283

(a)	After-tax operating income excludes Net income (loss) attributable to non-controlling interest of $4 million and $(10) million for the three months ended June 30, 2016 and 2015, respectively.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of Normalized and After-tax Operating Income Return on Equity, Excluding AOCI and DTA (continued)

	Six Months Ended				Six Months Ended
	June 30, 2016				June 30, 2015
		Tax				Tax
	Pre-tax	Effect	After-tax	ROE	Pre-tax	Effect	After-tax	ROE
Return on Equity			$1,730	3.9%			$4,268	8.0%
Return on equity - after-tax operating income, excluding AOCI and DTA (a)	$2,574	$686	$1,886	5.6%	$5,395	$1,810	$3,584	8.8%
Adjustments to arrive at Normalized Return on Equity, Excluding AOCI and DTA:
Catastrophe losses above (below) expectations	183	64	119	0.3	(153)	(54)	(99)	(0.2)
(Better) worse than expected alternative returns	719	251	468	1.4	(320)	(112)	(208)	(0.5)
(Better) worse than expected DIB & GCM returns	353	124	229	0.7	(372)	(130)	(242)	(0.6)
Fair value changes on PICC investments	188	66	122	0.4	(278)	(97)	(181)	(0.4)
Net reserve discount change	290	102	188	0.6	(235)	(82)	(153)	(0.4)
Life Insurance - IBNR death claims	(25)	(9)	(16)	(0.1)	—	—	—	—
Unfavorable (favorable) prior year loss reserve development	(31)	(11)	(20)	(0.1)	365	128	237	0.6

Normalized Return on Equity, excluding AOCI and DTA	$4,251	$1,273	$2,976	8.8%	$4,402	$1,463	$2,938	7.3%

Average AIG Shareholders’ equity				$89,374				$106,378
Less: Average AOCI				5,440				9,631
Less: Average DTA				16,397				15,671
Effect of normalization on equity				116				(179)

Normalized Average AIG Shareholders’ equity, excluding average AOCI and DTA				$67,653				$80,897

(a)	After-tax operating income is excludes Net income (loss) attributable to non-controlling interest of $2 million and $1 million for the six months ended June 30, 2016 and 2015, respectively.

Reconciliation of Property Casualty Accident Year Combined Ratio, as Adjusted

Twelve Months Ended
December 31, 2015
Underwriting ratios:
Loss ratio	86.2
Catastrophe losses and reinstatement premiums	(2.9)
Prior year development net of premium adjustments	(17.5)
Net reserve discount benefit	0.4

Accident year loss ratio, as adjusted	66.2

Acquisition ratio	16.1
General operating expense ratio	12.7

Expense ratio	28.8

Combined ratio	115.0
Catastrophe losses and reinstatement premiums	(2.9)
Prior year development net of premium adjustments	(17.5)
Net reserve discount benefit	0.4

Accident year combined ratio, as adjusted	95.0